NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL
STOCK OWNERSHIP
ITEM 1 -- ELECTION OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ITEM 3 -- STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT REVIEW COMMITTEE REPORT
COMPARISON OF TOTAL STOCKHOLDER RETURN
STOCKHOLDER PROPOSALS
OTHER MATTERS
AUDIT REVIEW COMMITTEE CHARTER

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FEDERATED DEPARTMENT STORES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

  Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street

Cincinnati, Ohio 45202
and
151 West 34th Street
New York, New York 10001

April 18, 2001

To the Stockholders:

      You are cordially invited to attend the 2001 annual meeting of the stockholders of Federated Department Stores, Inc. The annual meeting will be held on Friday, May 18, 2001, at 11:00 a.m., Eastern Daylight Time, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The official notice of meeting, proxy statement and form of proxy are enclosed with this letter. The matters listed in the notice of meeting are described in the attached proxy statement.

      The vote of every stockholder is important. Accordingly, we would appreciate it if you would cast your vote promptly by following the instructions on the enclosed proxy card.

      Thank you for your cooperation and support of Federated.

Sincerely,

JAMES M. ZIMMERMAN
Chairman of the Board
and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,

PLEASE CAST YOUR VOTE PROMPTLY
BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

      Federated hereby gives notice that the annual meeting of its stockholders will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 18, 2001, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The items on the agenda for the annual meeting are:

1.	To elect four Class I members of Federated’s board of directors;

2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 2, 2002;

3.	To act upon a stockholder proposal, if properly presented at the annual meeting, to take the necessary steps to adopt a system for the annual election of all of Federated’s directors; and

4.	To act upon such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

      Each of these matters is more fully described in the attached proxy statement. Stockholders of record at the close of business on April 7, 2001 are entitled to vote at the annual meeting or any postponements or adjournments thereof.

DENNIS J. BRODERICK
Secretary

April 18, 2001

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

PROXY STATEMENT

The board of directors of Federated (the “Board”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of Federated’s stockholders. The annual meeting will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 18, 2001, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The proxies received will be used at the annual meeting and at any postponements or adjournments of the annual meeting for the purposes set forth in the accompanying notice of meeting. This proxy statement, the notice of meeting and accompanying proxy are being mailed to stockholders on or about April 18, 2001.

Except where the context requires otherwise, the term “Federated” includes Federated and its subsidiaries.

GENERAL

The record date for the annual meeting is April 7, 2001. The holders of record of shares of common stock of Federated at the close of business on the record date are entitled to vote such shares at the annual meeting. As of the record date, 197,672,227 shares of common stock were outstanding. This number excludes shares held in the treasury of Federated or by subsidiaries of Federated. Each share of common stock, other than treasury shares and shares held by Federated’s subsidiaries, is entitled to one vote on each of the matters listed in the notice of meeting.

The holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. However, with respect to any matter brought to a vote at the annual meeting, abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. In order to obtain approval of any matter brought to a vote at the annual meeting, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of common stock represented at the annual meeting and actually voted is required. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The Board has adopted a policy under which all voting materials that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of Federated or third parties except as described below. Voting materials may be disclosed in any of the following circumstances:

•	if required by applicable law;

•	to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in the policy;

•	in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Federated’s management;

•	in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

•	in respect of a stockholder proposal that Federated’s Board Organization and Corporate Governance Committee (the “BOCG Committee”), after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Federated and its stockholders; and

•	in the event that representatives of Federated determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.

The policy described above will apply to the annual meeting.

All shares of common stock represented at the annual meeting by proxies properly submitted prior to or at the annual meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of Federated’s independent accountants and AGAINST the stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.

A stockholder may revoke a proxy by submitting to the Secretary of Federated evidence of such revocation or a subsequent proxy authorized by such stockholder or by voting in person at the annual meeting. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

STOCK OWNERSHIP

Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to Federated to own more than 5% of Federated’s outstanding common stock.

Name and Address	Number of Shares	Percent of Class

AXA Financial, Inc., 1290 Avenue of the Americas, New York, NY 10104	20,150,016	10.1%

Citigroup, Inc., 399 Park Avenue, New York, NY 10043	13,273,053	6.6%

Franklin Mutual Advisers, LLC, 51 John F. Kennedy Parkway, Short Hills, NJ 07078	12,923,349	6.5%

      According to information set forth in a Schedule 13G/ A, dated February 12, 2001 (the “AXA Schedule 13G”), filed with the Securities and Exchange Commission (the “SEC”) by AXA Financial, Inc. (“AXA”), as of December 31, 2000, AXA was the beneficial owner of 20,150,016 shares of common stock (approximately 10.1% of the total number of shares of common stock outstanding). According to the AXA Schedule 13G, (a) 20,148,316 of such shares were beneficially owned by Alliance Capital Management L.P. (“Alliance”) of which AXA is the majority owner, and (b) 1,700 of such shares were beneficially owned by The Equitable Life Assurance Society of the United States (“Equitable”), a wholly owned subsidiary of AXA. Of the number of shares of common stock beneficially owned by Alliance, Alliance had (i) sole power to vote 11,047,065 shares, (ii) shared power to vote 1,457,159 shares, (c) sole power to dispose of or to direct the disposition of 20,144,426 shares, and (d) shared dispositive power with respect to 3,890 shares. Of the number of shares of common stock beneficially owned by Equitable, Equitable had the sole power to vote and to dispose of 1,700 shares.

      According to the information set forth in a Schedule 13G, dated February 13, 2001 (the “Citigroup Schedule 13G”), filed with the SEC by Citigroup, Inc. (“Citigroup”), Citigroup was the beneficial owner of 13,273,053 shares of common stock (approximately 6.6% of the total number of shares outstanding). According to the Citigroup Schedule 13G, Salomon Smith Barney Holdings, Inc., a wholly owned subsidiary of Citigroup (“Salomon”), was the beneficial owner of 13,230,453 of such shares (approximately 6.6% of the total number of shares outstanding), including 10,193,510 shares (approximately 5.1% of the total number of shares outstanding) owned by SSB Citi Fund Management LLC, a wholly owned subsidiary of Salomon (“SSB Citi”). According to the Citigroup Schedule 13G, of the number of shares beneficially owned by Citigroup (a) Salomon shared voting power and dispositive power with SSB Citi with respect to 10,193,510 shares and with Salomon’s other subsidiaries with respect to 3,036,943 shares, and (b) Citigroup shared voting power and dispositive power with Salomon with respect to 13,230,453 shares and with Citigroup’s other subsidiaries with respect to 42,600 shares.

      According to the information set forth in a Schedule 13G, dated January 19, 2001 (the “Franklin Schedule 13G”), filed with the SEC by Franklin Mutual Advisers, LLC (“Franklin”), Franklin was the beneficial owner of 12,923,349 shares of common stock (approximately 6.5% of the total number of shares outstanding). According to the Franklin Schedule 13G, such shares were beneficially owned by one or more open-end investment companies or other managed accounts, which were advised by Franklin pursuant to advisory contracts. Of the number of shares of common stock beneficially owned by Franklin, Franklin had (a) sole power to vote 12,923,349 shares, and (b) sole power to dispose of or to direct the disposition of 12,923,349 shares.

      Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 7, 2001 by each director of Federated, by each of the Named Executives (as defined below) and by directors and executive officers of Federated as a group. None of Federated’s directors or executive officers, either individually or as a group, owns 1% or more of the outstanding shares of common stock. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

	Number of Shares

Name	(1)	(2)

Meyer Feldberg	19,590	17,590

Earl G. Graves, Sr.	16,190	15,590

Sara Levinson	9,750	8,750

Terry J. Lundgren	533,383	450,000

Joseph Neubauer	24,490	18,490

Joseph A. Pichler	6,950	5,250

Ronald W. Tysoe	324,629	245,500

Karl M. von der Heyden	26,290	17,590

Craig E. Weatherup	12,323	9,323

Marna C. Whittington	15,360	11,454

James M. Zimmerman	1,198,860	1,032,000

Thomas G. Cody	199,913	192,500

Karen M. Hoguet	129,826	120,500

All directors and executive officers as a group	2,606,804	2,229,787

(1)	Aggregate number of shares of common stock currently held and which may be acquired within 60 days after April 7, 2001 through the exercise of options granted under the 1992 Executive Equity Incentive Plan, as amended, and the 1995 Executive Equity Incentive Plan, as amended (the “1995 Equity Plan” and, together with the 1992 Executive Equity Incentive Plan, as amended, the “Equity Plans”).

(2)	Number of shares of common stock which may be acquired within 60 days after April 7, 2001 through the exercise of options granted under the Equity Plans.

ITEM 1 — ELECTION OF DIRECTORS

      Federated’s Certificate of Incorporation (the “Certificate of Incorporation”) and By-Laws (the “By-Laws”) provide that the directors of Federated are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

      In accordance with the recommendation of its BOCG Committee, the Board has nominated Sara Levinson, Joseph Neubauer, Joseph A. Pichler and Karl M. von der Heyden, each of whom is currently a member of the Board, for election as Class I Directors. If elected, such nominees will serve for a three-year term to expire at Federated’s annual meeting of stockholders in 2004 or until their successors are duly elected and qualified. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board following the annual meeting, is set forth below.

      The Board has no reason to believe that any of the nominees will not serve if elected. However, if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

      The Board recommends that stockholders vote FOR the election of the nominees. Proxies solicited by the Board will be so voted except where authority has been withheld.

Nominees for Election as Class I Directors — Term Expires at the 2004 annual meeting

SARA LEVINSON

      Ms. Levinson, age 50, has been Chairman and Chief Executive Officer of Club Mom since May 2000. Prior to that she was President of NFL Properties, Inc. since September 1994. Ms. Levinson is also a member of the board of directors of Harley Davidson, Inc. Ms. Levinson is a member of the Audit Review and Public Policy Committees of the Board. Ms. Levinson has been a director since May 1997.

JOSEPH NEUBAUER

      Mr. Neubauer, age 59, has been Chief Executive Officer of ARAMARK Corporation since 1983 and Chairman since 1984; he was President of ARAMARK Corporation from 1983 until 1997. He is also a member of the boards of directors of ARAMARK Corporation, Verizon Communications, Inc., First Union Corporation and CIGNA Corporation. Mr. Neubauer is a member of the BOCG, Compensation, Executive and Finance Committees of the Board. Mr. Neubauer has been a director since 1992.

JOSEPH A. PICHLER

      Mr. Pichler, age 61, has been Chairman and Chief Executive Officer of The Kroger Co. since June 1990. He is also a member of the boards of directors of The Kroger Co. and Milacron, Inc. Mr. Pichler is a member of the BOCG and Compensation Committees and the Section 162(m) Subcommittee of the Board. Mr. Pichler has been a director since December 1997.

KARL M. VON DER HEYDEN

      Mr. von der Heyden, age 64, was Vice Chairman of the Board of Directors of PepsiCo, Inc. from September 1996 to January 2001 and was also Chief Financial Officer of PepsiCo, Inc. from September 1996 until March 1998. He is also a member of the board of directors of AstraZeneca PLC. Mr. von der Heyden is a member of the Audit Review, Executive, Finance and Public Policy Committees of the Board. Mr. von der Heyden has been a director since 1992.

Class II Directors — Term Expires at the 2002 annual meeting

MEYER FELDBERG

      Professor Feldberg, age 59, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of PaineWebber Mutual Funds, Revlon, Inc. and Primedia, Inc. Professor Feldberg is a member of the BOCG, Compensation, Executive and Public Policy Committees and the Section 162(m) Subcommittee of the Board. Professor Feldberg has been a director since 1992.

TERRY J. LUNDGREN

      Mr. Lundgren, age 48, has been President and Chief Merchandising Officer of Federated since May 1997. From February 1994 until February 19, 1998, he was the Chairman of the Federated Merchandising Group, a division of Federated. Mr. Lundgren is a member of the Public Policy Committee of the Board. Mr. Lundgren has been a director since May 1997.

RONALD W. TYSOE

      Mr. Tysoe, age 48, has been Vice Chairman, Finance and Real Estate of Federated since April 1990. From April 1990 until October 1997, Mr. Tysoe also served as the Chief Financial Officer of Federated. Mr. Tysoe is also a member of the boards of directors of E.W. Scripps Company and Great American Financial Resources, Inc. Mr. Tysoe is a member of the Finance Committee of the Board. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

      Dr. Whittington, age 53, was Chief Operating Officer of Morgan Stanley Dean Witter Investment Management (“Morgan Stanley”) until retirement in January 2001. From 1992 until 1996, she was a partner with the private investment firm of Miller, Anderson & Sherrerd, LLP, which was acquired by Morgan Stanley in 1996. Dr. Whittington is also a member of the board of directors of Rohm & Haas Company. Dr. Whittington is a member of the Audit Review, BOCG, Executive and Finance Committees of the Board. Dr. Whittington has been a director since 1993.

Class III Directors — Term Expires at the 2003 annual meeting

EARL G. GRAVES, SR.

      Mr. Graves, age 66, has been Chairman and Chief Executive Officer of Earl G. Graves, Ltd., a multi-faceted communications company, since 1970, and is the Publisher and Chief Executive Officer of “Black Enterprise” magazine, which he founded. Additionally, since 1996, Mr. Graves has served as Chairman Emeritus of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Mr. Graves is also a member of the boards of directors of Aetna Inc., AMR Corporation, Daimler Chrysler Corporation and Rohm & Haas Company. He is

a member of the Audit Review, BOCG, Executive and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

CRAIG E. WEATHERUP

      Mr. Weatherup, age 55, has been Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. since November 1998. From July 1996 until October 1998, he was the Chairman and Chief Executive Officer of Pepsi-Cola Company. From April 1996 until July 1996, he was President of PepsiCo, Inc. From 1990 until April 1996, he served as President and Chief Executive Officer of Pepsi-Cola North America. Mr. Weatherup is also a member of the board of directors of Starbucks Corporation. He is a member of the BOCG, Compensation and Public Policy Committees of the Board. Mr. Weatherup has been a director since August 1996.

JAMES M. ZIMMERMAN

      Mr. Zimmerman, age 57, has been Chairman of the Board and Chief Executive Officer of Federated since May 1997. From May 1988 until May 1997, he was the President and Chief Operating Officer of Federated. He is also a member of the boards of directors of The Chubb Corporation and H.J. Heinz Company. Mr. Zimmerman is a member of the Executive and Finance Committees of the Board. Mr. Zimmerman has been a director since 1988.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance at Meetings

      The Board held seven meetings during the fiscal year ended February 3, 2001 (“fiscal 2000”). No director attended fewer than 75%, in the aggregate, of the total number of meetings of the Board and Board Committees on which such director served.

Committees of the Board

      The Board has established the following standing committees: the Executive Committee, the Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee, the Compensation Committee and the Section 162(m) Subcommittee. Each of these standing committees is reconstituted following each annual meeting of Federated’s stockholders. The By-Laws require that the Audit Review, BOCG and Compensation Committees be composed solely of non-employee directors and that a majority of the members of the Executive and Finance Committees be non-employee directors. The By-Laws define “non-employee director,” in general, to mean a director of Federated who is not a full-time employee of Federated or any of its subsidiaries. The By-Laws further require that all of the members of the Audit Review, BOCG and Compensation Committees, and a majority of the members of the Executive, Finance, and Public Policy Committees and each other directorate committee that the Board may from time to time establish, be independent directors. However, the By-Laws permit a majority of the independent directors then serving as Board members to determine in a specific instance that it would be in the best interests of Federated and its stockholders that the By-Laws not operate to preclude the service of one or more individuals on one or more of such committees. The By-Laws define “independent director,” in general, to mean a director of Federated who:

•	is not (and has not been within the preceding 60 months) an employee of Federated or any of its subsidiaries;

•	is not (and has not been within the preceding 60 months) an executive officer, partner or principal in or of any corporation or other entity that is or was a paid advisor, consultant or provider of professional services to, or a substantial supplier of, Federated or any of its subsidiaries;

•	is not a party to any contract pursuant to which such director provides personal services (other than as a director) to Federated or any of its subsidiaries;

•	is not employed by an organization that received, within the preceding 60 months, grants or endowments from Federated or any of its subsidiaries in excess of $250,000 in any fiscal year of Federated;

•	is not a relative of any other director or executive officer of Federated;

•	is not a party to any agreement binding him or her to vote, as a stockholder of Federated, in accordance with the recommendations of the Board; and

•	is not a director of any corporation or other entity (other than Federated) of which Federated’s Chairman or Chief Executive Officer is also a director.

      The Board believes that, except for the three members of the Board who are also senior executives of Federated, the remaining members of the Board are “independent directors” within the meaning of the foregoing definition.

      Executive Committee. The Executive Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Neubauer, von der Heyden and Zimmerman. This Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee may generally exercise all of the power and authority of the Board in the oversight of the management of the business and affairs of Federated. However, the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of Federated), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend or recommend to the stockholders of Federated the sale, lease or exchange of all or substantially all of Federated’s assets, a dissolution of Federated or a revocation of a dissolution. The Executive Committee met once during fiscal 2000.

      Finance Committee. The Finance Committee is presently composed of Dr. Whittington and Messrs. Neubauer, Tysoe, von der Heyden and Zimmerman. This Committee reviews with the appropriate officers of Federated and reports to the Board (or to the Executive Committee) on:

•	the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income in excess of $15 million;

•	potential transactions affecting Federated’s capital structure, such as financings, refinancings and the issuance, redemption or repurchase of Federated’s debt or equity securities;

•	potential changes in the financial policy or structure of Federated which could have a material financial impact on Federated; and

•	capital projects and other financial commitments in excess of $15 million.

The Finance Committee met three times during fiscal 2000.

      Public Policy Committee. The Public Policy Committee is presently composed of Ms. Levinson and Messrs. Feldberg, Graves, Lundgren, von der Heyden and Weatherup. This Committee establishes, when necessary or appropriate, policies involving Federated’s role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas, maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on stockholder proposals relating to various matters. The Public Policy Committee met twice during fiscal 2000.

      Audit Review Committee. The Audit Review Committee is presently composed of Ms. Levinson, Dr. Whittington and Messrs. Graves and von der Heyden. This Committee reviews the professional services provided by Federated’s independent accountants and the independence of such firm from the management of Federated. This Committee also reviews the scope of the audit by Federated’s independent accountants, whether the provision of information technology services and other non-audit services by Federated’s independent accountants is compatible with the maintenance of their independence, the annual financial statements of Federated, Federated’s systems of internal accounting controls, material legal developments relating to, and legal compliance policies and procedures of, Federated and such other matters with respect to the legal, accounting, auditing and financial reporting practices and procedures of Federated as it may find appropriate or as may be brought to its attention, and meets from time to time with members of Federated’s internal audit staff. See “Audit Review Committee Report” for further information regarding the Audit Review Committee’s adoption of a written charter and its compliance therewith. The Audit Review Committee met four times during fiscal 2000.

      Board Organization and Corporate Governance Committee. The BOCG Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Neubauer, Pichler and Weatherup. This Committee considers and recommends criteria for the selection of nominees for election as directors of Federated and from time to time may select candidates for director for recommendation to the full Board. This Committee also considers and makes recommendations with respect to (a) such proposals as may from time to time be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, by stockholders of Federated, and (b) such other matters as may from time to time be presented for consideration of the Board relating to the rights of stockholders and the role of the Board in respect of the direction of the management of the business and affairs of Federated (other than, as to stockholder rights, in respect of the conduct of Federated’s ordinary business operations or in the context of an extraordinary transaction involving Federated or any of its subsidiaries or any securities thereof). The full Board may also from time to time select such director candidates and in all events will act in respect of (x) the filling of any vacancies on the Board, (y) the recommendation of candidates for nomination for election by the stockholders of Federated, and (z) the composition of all Board committees. The BOCG Committee met three times during fiscal 2000.

      The BOCG Committee will consider nominees for directors recommended by stockholders of Federated. Stockholders wishing to make such recommendations should write to the Board Organization and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information. See “Director Nomination Procedures” for a discussion of nomination procedures under the By-Laws.

      Compensation Committee. The Compensation Committee is presently composed of Messrs. Feldberg, Neubauer, Pichler and Weatherup. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of Federated and approves the salaries and other benefits of the executive officers of Federated. In addition, this Committee advises and consults with Federated’s management regarding pension and other benefit plans and compensation policies and practices of Federated. The Compensation Committee met four times during fiscal 2000.

      Section 162(m) Subcommittee. The Board has established a subcommittee of the Compensation Committee, presently composed of Messrs. Feldberg and Pichler (the “Section 162(m) Subcommittee”). The Section 162(m) Subcommittee is required to be composed solely of two or more members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations of the Internal Revenue Service relating thereto (collectively, “Section 162(m)”). The Section 162(m) Subcommittee takes all required actions under the Equity Plans and Federated’s 1992 Incentive Bonus Plan (as amended, the “1992 Bonus Plan”), and such other compensation plans, agreements or arrangements of Federated as may be specified by the Board from time to time, in each case with respect to such action as may be necessary under Section 162(m) in order to cause any compensation that is paid thereunder to a person who is, or is specified by the Compensation Committee as being reasonably likely to become, a “covered employee” within the meaning of Section 162(m) to qualify as “performance based” within the meaning of Section 162(m). The Section 162(m) Subcommittee met once during fiscal 2000.

Director Nomination Procedures

      The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting of stockholders. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder’s nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of Federated’s stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of Federated if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders. See “Stockholders Proposals — Proposals for the 2002 Annual Meeting.”

Director Compensation

      Non-employee directors receive an annual base retainer fee in the amount of $30,000, and a fee of $1,250 for each Board or Board Committee meeting attended. In addition, each non-employee director who chairs a committee receives an annual fee of $5,000. Since January 1, 1999, the annual base retainer fee (including the fee payable to a committee chair) and the meeting fee payable to non-employee directors is being paid 50% (or such greater percentage, in ten percent increments, any individual director may have elected) in credits representing the right to receive shares of common stock, with the balance being paid in cash. Such stock credits will be settled in shares of common stock three years following the issuance of such stock credits (or at such later time as any individual director’s service on the Board ends, if such individual director has elected to defer compensation under the directors’ deferred compensation program).

      Subject to the holding period described above for stock credits covering a portion of retainer and meeting fees, any non-employee director may defer all or a portion of those fees either as stock credits or cash credits under the directors’ deferred compensation program until such director’s service on the Board ends.

      In connection with the termination of the retirement plan for non-employee directors described below, the 1995 Equity Plan was amended to make each non-employee director eligible to receive annual grants of options to purchase up to 3,500 shares of common stock. Each non-employee director was granted an option to purchase 3,500 shares of common stock in respect of his or her service as such during fiscal 2000. The 1995 Equity Plan was further amended to make each non-employee director eligible to receive, commencing with fiscal year 2001, annual grants of options to purchase up to 5,000 shares of common stock. Directors who are also full-time employees of Federated receive no additional compensation for service as directors.

      Federated’s retirement plan for non-employee directors was terminated on a prospective basis effective May 16, 1997 (the “Plan Termination Date”). As a result of such termination, persons who first become non-employee directors after the Plan Termination Date will not be entitled to receive any payment thereunder. Persons who were non-employee directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of $30,000 and the years of Board service prior to the Plan Termination Date), and the vesting requirements described below, persons who retire from service as non-employee directors after the Plan Termination Date will be entitled to receive an annual payment equal to $30,000, payable in monthly installments, commencing at age 60 (if such person’s termination of Board service occurred prior to reaching age 60) and continuing for the lesser of such person’s remaining life or a number of years equal to such person’s years of Board service prior to the Plan Termination Date. Full vesting will occur for non-employee directors who reach age 60 while serving on the Board, irrespective of such person’s years of Board service. Vesting will occur for non-employee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Board service following the Plan Termination Date will be given effect for purposes of the foregoing vesting requirements. There are no survivor benefits under the terms of the retirement plan.

      Non-employee directors also receive executive discounts on merchandise purchased.

Compliance with Section 16(a) of the Securities Exchange of 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Federated’s directors and executive officers, and certain persons who own more than 10% of the common stock outstanding, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Federated with copies of all Section 16(a) reports they file. See “Stock Ownership — Certain Beneficial Owners.”

      To Federated’s knowledge, based solely on a review of the copies of reports furnished to Federated and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 2000, the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of common stock during fiscal 2000.

ITEM 2 — APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG LLP independent public accountants, to audit the books, records and accounts of Federated for the fiscal year ending February 2, 2002. The Board’s appointment is subject to ratification by Federated’s stockholders. KPMG LLP and its predecessors have served as independent accountants for Federated since 1988, and are considered well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Audit Fees

      KPMG LLP has billed Federated $2,545,524, in the aggregate, for professional services rendered by KPMG LLP for the audit of Federated’s annual financial statements for fiscal 2000 and the reviews of the interim financial statements included in Federated’s Forms 10-Q filed during fiscal 2000.

Financial Information Systems Design and Implementation Fees

      KPMG LLP has not provided to Federated during fiscal 2000 professional services of the type described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

      KPMG LLP has billed Federated $2,037,400, in the aggregate, for services rendered by KPMG LLP for all services (other than those covered above under “Audit Fees”) during fiscal 2000.

      The Board recommends that the stockholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 3 — STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS

      Federated has been notified by Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, who is the beneficial owner of 200 shares of common stock, that she intends to submit the following proposal at the annual meeting:

RESOLVED: “That the stockholders of Federated Department Stores recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

REASONS: “Until recently, directors of Federated were elected annually by all shareholders.”

      The proponent has submitted the following statement in support of the proposal, for which Federated and the Board accept no responsibility:

“The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. Last year the owners of a STAGGERING 75% of shares voting, voted FOR this proposal!!! Yet YOUR Board has not yet adopted this proposal, ignoring the wishes of shareholders!!!!!!”

“If you AGREE, please mark your proxy FOR this resolution.”

      For the reasons discussed below, the Board recommends that stockholders vote AGAINST the foregoing proposal.

      Federated’s Certificate of Incorporation has provided for classified director terms for many years, including prior to the hostile takeover of Federated in 1988 that resulted in its bankruptcy in 1990. According to information provided to Federated by its advisors, approximately 59.5% of the companies included in the S&P 500 have classified boards of directors.

      The current proposal to declassify the Board is identical in substance to a proposal submitted by the same proponent for consideration at Federated’s 2000 annual meeting of stockholders. Following that annual meeting, the Board gave careful consideration to the issue and has determined that the continued classification of the Board is in the best interests of Federated and its stockholders and that no action should be taken to declassify the Board.

      The Board believes that the classification of director terms provides significant benefits to Federated’s stockholders. A classified Board provides for continuity and stability and enhances the Board’s ability to implement its long-term strategy and to focus on long-term performance. Because a classified Board makes it more difficult for a substantial shareholder to change abruptly the entire Board without the approval, or at least the cooperation, of the incumbent Board, it enhances the ability of the Board to consider whether initiatives proposed by such a substantial shareholder are in the best interests of Federated and all of its shareholders. A classified Board permits a more orderly process for directors to consider, in the exercise of their fiduciary responsibilities, any and all alternatives to maximize shareholder value.

      The Board also believes that it has in place procedures, including a policy requiring retirement at age 70 and a policy requiring that any director whose principal occupation changes submit his or her resignation, to provide assurance that its composition is appropriate. The Board is presently comprised of eleven members, all but three of whom are independent directors (as defined in Federated’s By-Laws) and are believed by the Board to be free of interests or relationships that could reasonably be expected to compromise the independent discharge of their duties. Finally, the Board operates in substantial measure through seven directorate committees, four of which (the Audit Review, BOCG and Compensation Committee and the Section 162(m) Subcommittee) are composed solely of independent directors.

      For the reasons set forth above, the Board recommends a vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

EXECUTIVE COMPENSATION

Three-Year Compensation Summary

      The following table summarizes the compensation of the five most highly compensated executive officers of Federated as of February 3, 2001 (the “Named Executives”) for Federated’s last three fiscal years for services rendered in all capacities to Federated and its subsidiaries.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation

	Annual Compensation					Award(s)

				Other		Restricted	Securities
				Annual		Stock	Underlying
Name and				Compen-		Awards	Options/
Principal Position	Year	Salary($)	Bonus($)	sation($)		($)(1)	SARs(#)

J. Zimmerman	2000	1,250,000	0	96,135	(4)	1,508,000	0
Chairman & Chief	1999	1,250,000	1,975,000	176,212		4,800,000	450,000
Executive Officer	1998	1,250,000	922,000	192,267		0	0
from May 16, 1997
T. Lundgren	2000	1,083,333	0	89,201	(5)	2,600,000	300,000
President & Chief	1999	1,000,000	1,120,000	103,820		0	0
Merchandising Officer from	1998	1,000,000	567,200	58,465		0	150,000
May 16, 1997
R. Tysoe	2000	825,000	0	138,800	(6)	280,000	50,000
Vice Chairman, Finance &	1999	812,500	577,500	158,591		0	0
Real Estate	1998	750,000	265,900	135,767		0	360,000
T. Cody	2000	730,000	0	117,208	(7)	200,000	50,000
Executive Vice President,	1999	723,333	511,000	118,098		0	0
Law and Human Resources	1998	690,000	244,600	113,113		0	120,000
K. Hoguet	2000	491,667	0	85,045	(8)	0	23,000
Senior Vice President and	1999	441,667	315,000	65,355		0	0
Chief Financial Officer	1998	400,000	141,800	—		0	42,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Payouts

		All Other
	LTIP	Compen-
Name and	Payouts	sation
Principal Position	($)(2)	($)(3)

J. Zimmerman	174,680	5,558
Chairman & Chief	913,500	5,917
Executive Officer	849,800	5,506
from May 16, 1997
T. Lundgren	96,800	5,558
President & Chief	582,600	5,917
Merchandising Officer from	560,500	4,877
May 16, 1997
R. Tysoe	54,450	3,705
Vice Chairman, Finance &	326,200	3,945
Real Estate	302,900	3,871
T. Cody	50,050	5,558
Executive Vice President,	300,100	5,917
Law and Human Resources	281,300	5,506
K. Hoguet	29,040	5,558
Senior Vice President and	142,200	5,917
Chief Financial Officer	133,200	5,506

(1)	At February 3, 2001, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the common stock on February 2, 2001) were as follows: Mr. Zimmerman: 112,700 shares, $5,043,325; Mr. Lundgren: 65,000 shares, $2,908,750; Mr. Tysoe: 7,000 shares, $313,250; and Mr. Cody: 5,000 shares, $223,750.

(2)	The payments to the Named Executives for fiscal years 1998 and 1999 and fiscal 2000 were made pursuant to Federated’s long-term incentive plans in respect of the period encompassing Federated’s fiscal years 1996 through 2000. The payment to each Named Executive for fiscal 2000 includes cash and stock credits representing the right to receive, three years following the issuance of such stock credits, shares of common stock on a one for one basis. See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long-Term Incentive,” for further information on Federated’s long-term incentive plans, including information regarding the allocation of the total payout for the 1998-2000 performance period between cash and stock credits. The aggregate number of stock credits allocated to the account of each of the Named Executives for the 1998-2000 performance period (which includes a premium equal to twenty percent of the portion of the payment that was payable in stock credits) and the aggregate value thereof (based on a per stock credit value equal to the average closing price of the common stock over a period of twenty trading days immediately preceding the date the payout was determined by the Board) were as follows: Mr. Zimmerman: 2,061.45 stock credits, $95,280; Mr. Lundgren: 1,142.36 stock credits, $52,800; Mr. Tysoe: 642.58 stock credits, $29,700; Mr. Cody: 590.65 stock credits, $27,300; and Mrs. Hoguet: 342.71 stock credits, $15,840.

(3)	Consists of contributions under Federated’s Profit Sharing 401(k) Investment Plan. See “Retirement Programs.”

(4)	For fiscal 2000, the amount shown includes $29,760 for executive discount on merchandise purchases.

(5)	For fiscal 2000, the amount shown includes $31,804 for executive discount on merchandise purchases.

(6)	For fiscal 2000, the amount shown includes $36,580 for use of company aircraft.

(7)	For fiscal 2000, the amount shown includes $35,029 for use of company aircraft.

(8)	For fiscal 2000, the amount shown includes $24,912 for the payment of taxes relating to executive discount on merchandise purchases, use of company aircraft and trip expenses.

Fiscal 2000 Stock Option Grants

      The following table sets forth certain information regarding grants of stock options made during fiscal 2000 to the Named Executives pursuant to the 1995 Equity Plan. No grants of stock appreciation rights were made during fiscal 2000 to any of the Named Executives.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

		% of Total		Market Price		Potential Realizable
	Securities	Options		on Grant		Value of Assumed Annual
	Underlying	Granted to		Date		Rates of Stock Price
	Options	Employees	Price	($) /		Appreciation for Option Term
	Granted	in Fiscal	($) /	Share	Expiration
Name	(#)	Year	Share	(1)	Date	0%($)	5%($)	10%($)

J. Zimmerman	0	0%	N/A	N/A	N/A	N/A	N/A	N/A
T. Lundgren	300,000 (2)	3.64%	32.44	32.44	2/25/10	0	6,119,931	15,509,106
R. Tysoe	50,000 (2)	0.61%	32.44	32.44	2/25/10	0	1,019,988	2,584,851
T. Cody	50,000 (2)	0.61%	32.44	32.44	2/25/10	0	1,019,988	2,584,851
K. Hoguet	23,000 (2)	0.28%	32.44	32.44	2/25/10	0	469,195	1,189,031

(1)	The “market price” shown is the closing price for shares of common stock on the NYSE on the business day immediately preceding the grant date.

(2)	Twenty-five percent of the option award vests on March 24, 2001 (“the option vesting date”) and each of the first, second and third anniversaries following the option vesting date.

      See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Equity-Based Plan” for further information regarding grants of stock options made during fiscal 2000.

Fiscal Year-End Option Values

      The following table sets forth certain information regarding the total number and aggregate value of options exercised by each of the Named Executives during fiscal 2000 and the total number and aggregate value of options held by each of the Named Executives at February 3, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

				Value of
			Number of Securities	Unexercised
			Underlying	In-the-Money
			Unexercised Options	Options at Fiscal
			at Fiscal Year-End	Year-End ($)
	Shares Acquired		(#) Exercisable /	Exercisable /
Name	on Exercise (#)	Value Realized ($)	Unexercisable	Unexercisable (1)

J. Zimmerman	0	0	919,500/337,500	13,457,875/0
T. Lundgren	0	0	337,500/375,000	2,739,063/3,693,750
R. Tysoe	0	0	220,500/422,500	4,040,938/745,313
T. Cody	25,000	528,125	249,500/122,500	3,313,813/745,313
K. Hoguet	0	0	112,500/49,500	1,703,750/309,313

(1)	In-the-money options are options having a per share exercise price below the closing price of shares of common stock on the NYSE on February 2, 2001 (the last trading day in fiscal 2000). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

Fiscal 2000 Long-Term Incentive Plan Award Opportunities

      The following table sets forth certain information with respect to award opportunities of the Named Executives under Federated’s long-term incentive plan for the fiscal 2000-2002 measurement period. Any payout under this program will be 100% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), except that any payout that Mr. Zimmerman receives for the 2000-2002 performance period will be paid 50% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), with the balance being payable in cash. The deferred stock credit account will be settled in shares of common stock three years following the issuance of such stock credits.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

		Estimated Future Payouts
		Under Non-Stock Price-Based Plans (1)
	Performance or Other
	Period Until
Name	Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)

J. Zimmerman	2002	330,000(1)	687,500(1)	1,540,000(1)
T. Lundgren	2002	171,600(2)	435,600(2)	871,200(2)
R. Tysoe	2002	99,000(2)	247,560(2)	495,000(2)
T. Cody	2002	87,600(2)	219,000(2)	438,000(2)
K. Hoguet	2002	60,000(2)	150,000(2)	300,000(2)

(1)	The amount shown includes the value of a premium equal to twenty percent of the portion of the payout that will be paid in stock credits. See “Compensation Committee Report on Executive Compensation — Specific

Compensation Practices — Long-Term Incentive” for further information regarding Federated’s long-term incentive plan.

(2)	The amount shown includes the value of a premium equal to twenty percent of the total payout, all of which will be paid in stock credits. See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long-Term Incentive” for further information regarding Federated’s long-term incentive plan.

Change-in-Control Agreements

      Federated has entered into a change-in-control agreement (“Change-in-Control Agreement”) with each of the Named Executives. Under the Change-in-Control Agreements, if, prior to November 1, 2002, a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter Federated or, in certain circumstances, the executive terminates the executive’s employment and, in the case of a termination by Federated, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to three times the sum of his or her current base salary (or, if higher, the executive’s highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive’s highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under Federated’s long-term incentive plan at target (if applicable, and prorated to the executive’s participation during each performance period), the continuation of welfare benefits for three years (subject, but only as to welfare benefits, to a requirement in any applicable welfare benefits plan that the executive maintain “actively at work status” and to early termination on the date the executive secures other full-time employment) and three years of retirement plan credits (but not pursuant to Federated’s qualified or non-qualified plans). The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and Federated are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

Retirement Program

      Federated’s retirement program (the “Retirement Program”) consists of a defined benefit plan and a defined contribution plan. As of January 1, 2001, approximately 69,000 employees, including the executive officers of Federated, participated in the Retirement Program.

      To allow the Retirement Program to provide benefits based on a participant’s total compensation, Federated adopted a Supplementary Executive Retirement Plan (the “SERP”). The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits based on compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under Federated’s Executive Deferred Compensation Plan (“EDCP”), in each case employing a formula that is based on the participant’s years of vesting service and final average compensation, taking into consideration the participant’s balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits (as defined below). As of January 1, 2001, approximately 1,050 employees were eligible to receive benefits under the terms of the SERP. Federated has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law.

      Under the Retirement Program’s Cash Account Pension Plan, a participant retiring at normal retirement age is eligible to receive the amount credited to his or her pension account or the monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant’s account consist of an opening cash balance equal to the single sum present value, using stated actuarial assumptions, of the participant’s accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan, Pay Credits (generally, a percentage of eligible compensation credited annually based on length of service) and Interest Credits (credited quarterly, based on the 30 Year Treasury Bond rate for the November prior to each calendar year). In addition, if a participant retires at or after age 55 having, while employed, both reached age 55 and completed ten or more years of vesting service by December 31, 2001, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996.

      Prior to the adoption of the Retirement Program, Federated’s primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee’s accumulated retirement profit sharing interests in the profit sharing plans (the “Retirement Profit Sharing Credits”) which accrued prior to the adoption of the pension plans, continue to be maintained and invested until retirement, at which time they are distributed.

      With defined benefit plans in place, Federated continued, and presently expects to continue, to make contributions to the Profit Sharing 401(k) Investment Plan. It is impractical to estimate the accrued benefits upon retirement under Federated’s Profit Sharing 401(k) Investment Plan because the amount, if any, that will be contributed by Federated and credited to a participant in any year is determined by such variable factors, among others, as the amount of net income of Federated, participants’ annual contributions to the plan, the amount of matching contributions of Federated, and the earnings on participants’ accounts.

      The following table shows the estimated hypothetical total annual benefits payable under the SERP benefit formula pursuant to the Cash Account Pension Plan, Retirement Profit Sharing Credits and the SERP to persons retiring at their normal retirement age in 2001 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Retirement Program elects a single life annuity distribution of his or her balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits. Such benefits are not subject to any deduction for Social Security or other offset amounts; however, if the total annual benefits payable to a person pursuant to the Cash Account Pension Plan and the Retirement Profit Sharing Credits under the foregoing assumptions would exceed the amount set forth below, no benefit would be payable to such person under the SERP. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings “Salary” and “Bonus,” but excludes amounts reflected in such portion of such table under the heading “Other Annual Compensation.” With respect to the Annual Compensation portion of the Summary Compensation Table, the eligible compensation of each of the Named Executives did not vary by more than 10% from the total amount of such executive’s annual compensation.

PENSION PLAN TABLE

	Years of Service
Final Average
Compensation	15	20	25	30	35

$250,000	$49,338	$65,784	$82,230	$98,676	$98,676
300,000	60,588	80,784	100,980	121,176	121,176
350,000	71,838	95,784	119,730	143,676	143,676
400,000	83,088	110,784	138,480	166,176	166,176
450,000	94,338	125,784	157,230	188,676	188,676
500,000	105,588	140,784	175,980	211,176	211,176
750,000	161,838	215,784	269,730	323,676	323,676
1,000,000	218,088	290,784	363,480	436,176	436,176
1,250,000	274,338	365,784	457,230	548,676	548,676
1,500,000	330,588	440,784	550,980	661,176	661,176

      Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet have completed 34, 19, 13, 18 and 18 years of vesting service, respectively. Pursuant to the terms of Mr. Tysoe’s former employment agreement with Federated, Mr. Tysoe, whose actual employment commenced on March 1, 1987, is deemed to have commenced employment on February 19, 1981 for the purpose of calculating years of vesting service for benefit accrual (with the resulting additional benefits being payable by Federated separately and not pursuant to any of Federated’s qualified or non-qualified retirement plans).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview of Federated’s Executive Compensation Policies and Practices

      Federated’s executive compensation program, which was developed with the assistance of independent compensation and other advisors, is principally intended to: (a) provide appropriate incentives designed to aid in assuring the accomplishment of Federated’s performance and financial objectives; (b) help ensure that Federated is able to attract and retain top-quality management personnel; and (c) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific short and long-term performance and financial objectives, as well as increases in stockholder value.

      The key guiding principle of the program is that total compensation opportunities, which include annual cash compensation and the value of long-term stock and cash incentives, should be positioned at competitive levels, should lead the industry when annual and long-term performance exceeds expectations and should lag behind the industry when performance falls short. The 2000 program consists of the following components: (a) Base Salary — targeted at competitive levels for comparable-sized firms within the retail industry; (b) Performance-Based Annual Cash Incentive — based on attainment of specific financial objectives for the total corporation, operating unit or individual; (c) Performance-Based Long-Term Incentive — based on company-wide performance against three-year financial performance objectives; and (d) Equity — in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and limited use of restricted stock, the ultimate value of which is also directly tied to creation of stockholder value. Information relating to each of the foregoing components is set forth below.

      The Compensation Committee (the “Committee”) engages outside executive compensation consultants, who, along with Federated management, assist the Committee in periodically reviewing the compensation programs of Federated to determine whether the total compensation provided by these programs is consistent with Federated’s performance-driven policies. It is also the Committee’s general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m), the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of payments under Federated’s annual cash incentive plan and the long-term incentive plan, and of stock options awarded under the 1995 Equity Plan.

      Federated’s overall executive compensation program and each of its components are administered by the Committee and the Section 162(m) Subcommittee, based on authority delegated by the Board. All of the members of the Committee are non-employee directors and all of the members of the Section 162(m) Subcommittee are “outside directors” within the meaning of Section 162(m). See “Further Information Concerning The Board of Directors—Committees of the Board-Compensation Committee” for further information regarding the Section 162(m) Subcommittee. In the opinion of the Board each of the Compensation Committee and the Section 162(m) Subcommittee is composed of directors who are independent of any relationships with any officer or other person that would prevent such committee or subcommittee from making independent judgments with respect to matters pertaining to executive compensation generally within its authority or as applied to any specific officer. No executive officer of Federated serves on any other boards of directors with any member of the Board.

Specific Compensation Practices

      Employment Agreement with Chief Executive Officer. Federated and Mr. Zimmerman have entered into an employment agreement, dated as of August 27, 1999, which provides for Mr. Zimmerman to serve as Chairman of the Board and Chief Executive Officer of Federated for a term expiring on April 30, 2003. Mr. Zimmerman’s employment agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Zimmerman as a participant in Federated’s annual and long-term incentive plans described hereinafter. In addition, in connection with his agreement to serve as Chairman of the Board and Chief Executive Officer of Federated, Mr. Zimmerman was granted, on August 27, 1999, an option to purchase 450,000 shares of common stock at an exercise price of $46.75 per share. Twenty-five percent of the option award vested, or is scheduled to vest, on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003. Mr. Zimmerman was also granted on August 27, 1999, 100,000 shares of restricted stock, with the restrictions on twenty-five percent of such award having lapsed or scheduled to lapse on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003. Pursuant to Section 162(m), annual compensation accrued to Mr. Zimmerman that is in excess of $1.0 million (excluding Mr. Zimmerman’s annual and long-term bonus, as well as any gains from the stock option awarded) will not be deductible by Federated for federal income tax purposes.

      Termination of Mr. Zimmerman’s employment by Federated other than for “cause” or by Mr. Zimmerman for “good reason” would entitle Mr. Zimmerman to receive a lump-sum payment of all salary and targeted annual bonuses for each year until the expiration of the stated term thereof. The term “cause” is defined generally to include (a) willful and material breaches of duties, (b) habitual neglect of duties, or (c) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Zimmerman in good faith to have been in or not opposed to the interests of Federated or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Zimmerman met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term “good reason” is defined generally to include (w) the assignment to

Mr. Zimmerman of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by Federated which results in a material diminution in such position, authority, duties or responsibilities, (x) any material failure by Federated to comply with any of the provisions of the agreement, (y) failure of Mr. Zimmerman to be reelected Chairman of the Board and Chief Executive Officer of Federated or to be reelected to membership on the Board, or (z) any purported termination by Federated of Mr. Zimmerman’s employment otherwise than as expressly permitted by the agreement.

      Employment Agreements With Other Executive Officers. Each of Federated’s other executive officers, along with a number of other key employees, is a party to an employment agreement with Federated. Most of these agreements have a three-year term, although several are for two years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Tysoe and Cody and Mrs. Hoguet presently specify the following respective annual base salary rates: $825,000, $730,000 and $500,000.

      Federated and Mr. Lundgren have entered into an employment agreement, dated as of April 1, 2000, which provides for Mr. Lundgren to serve as President and Chief Merchandising Officer of Federated for a term expiring on May 1, 2003. Mr. Lundgren’s employment agreement provides for a base salary of $1.1 million per year. Mr. Lundgren’s employment agreement contains provisions for compensation in the event of termination of Mr. Lundgren’s employment by Federated other than for “cause” or by Mr. Lundgren for “good reason” substantially identical to the comparable provisions of Mr. Zimmerman’s employment agreement described above.

      The Committee reviews the compensation levels and other terms of employment of each of Federated’s executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee expects Federated will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

      Annual Cash Incentive. Since fiscal year 1992, Federated’s executives have participated in an annual cash bonus plan that was tied directly to Federated’s performance. In fiscal 2000, the annual bonus opportunity for Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet was based approximately 70% upon Federated’s performance against specific “EBIT” (Earnings Before Interest and Taxes) targets, approximately 15% against specific sales targets and approximately 15% against specific “ROGI” (Return on Gross Investment) targets. The Committee (or in certain cases the Section 162(m) Subcommittee) established threshold, target and maximum levels for EBIT, target and maximum levels for sales and ROGI, and a minimum EBIT-to-sales ratio consistent with Federated’s annual business plan. Failure to attain the minimum EBIT-to-sales objective results in a reduction of the bonus otherwise earned based upon EBIT performance. Furthermore, failure to achieve the threshold EBIT target results in a loss of the bonus otherwise earned for meeting sales or ROGI performance targets. Federated’s actual EBIT in fiscal 2000 was below the established threshold. Accordingly, Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet did not earn an annual bonus. The Committee (or in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 2001 annual cash incentive EBIT, sales, ROGI and EBIT-to-sales performance targets for the executive group and the corresponding annual bonus opportunities.

      Long-Term Incentive. The long-term incentive plan for Federated’s executive officers is based on Federated’s three-year performance against specified financial objectives established in connection with Federated’s long-term business plan. For the 1998-2000, 1999-2001 and 2000-2002 programs, approximately 70% of the incentive opportunity is based on Federated’s performance against a cumulative corporate EBIT target and an EBIT rate target, with approximately 30% being based on Federated’s performance against a specified three-year average corporate ROGI target.

      Consistent with Federated’s long-term business plan approved by the full Board, the Committee (or, in certain cases, the Section 162(m) Subcommittee) annually establishes new three-year threshold, target and maximum EBIT objectives, target and maximum average ROGI objectives and a minimum EBIT rate objective, which generally remain unchanged for each three-year measurement period. Failure to attain the minimum EBIT rate objective results in reduction of the bonus otherwise earned based upon EBIT performance. For the 1998-2000 performance period, EBIT performance exceeded the threshold objective. However, the minimum EBIT rate objective in year three was not achieved, resulting in a payout that fell below the threshold opportunity for the portion of the incentive based upon EBIT performance. The three-year average ROGI results fell below the target ROGI objective, resulting in no payout for the ROGI component of the long-term incentive. The Committee (or, in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 2001-2003 long-term incentive cumulative EBIT and EBIT rate performance targets for the executive group, the three-year average corporate ROGI performance target, and the corresponding long-term bonus incentive opportunity for each participant. The payout for the 1998-2000 and any payout for the 1999-2001 performance periods will be paid 50% (or such greater percentage, in ten percent increments, any particular individual participant may have elected) in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits) with the balance being payable in cash. Beginning with the 2000-2002 performance period any payout will be paid 100% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), except that any payout that Mr. Zimmerman receives for the 2000-2002 and the 2001-2003 performance periods will be paid 50% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), with the balance being payable in cash. Stock credits issued for any of the above-mentioned performance periods will be settled in shares of common stock three years following the issuance of such stock credits

      Equity-Based Plan. Stock option awards were granted in fiscal 2000 by the Committee to Messrs. Lundgren, Tysoe and Cody and to Mrs. Hoguet. Restricted stock awards were granted in fiscal 2000 by the Committee to Messrs. Zimmerman, Lundgren, Tysoe and Cody. All awards were granted pursuant to the 1995 Equity Plan.

      Stock option awards granted in fiscal 2000 were based on the organizational level of the executive, and provided recognition of the contributions made by the executive, as well as the future contributions to Federated each is anticipated to make. In granting these performance-based awards, key employees were provided with an immediate financial interest in increasing stockholder value.

      The fiscal 2000 stock option awards were granted within the guidelines of the equity program, which have been established for all executives, except for the current two most senior executives of Federated. The guidelines featured the use of a range of annual stock option award opportunities for each eligible position within Federated, with the range of opportunity reflecting competitive levels of awards as compared to other retailers and with individual awards reflecting individual performance within Federated. Option awards are typically granted with an exercise price equal to 100% of fair market value at the time of grant, with a 10-year term and vesting over four years. Options granted after February 15, 1995, are granted under the 1995 Equity Plan.

Conclusion

      The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of Federated, and with the primary mission of the full Board of increasing long-term stockholder value.

Respectfully submitted,

Joseph Neubauer, Chairperson
Meyer Feldberg
Joseph A. Pichler
Craig E. Weatherup

AUDIT REVIEW COMMITTEE REPORT

      The Board adopted a written Audit Review Committee Charter, a copy of which is attached hereto as Appendix A. All members of the Audit Review Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

      The Audit Review Committee has reviewed and discussed with Federated’s management and KPMG LLP, the audited financial statements of Federated contained in Federated’s Annual Report to stockholders for fiscal 2000. The Audit Review Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communications with Audit Committees).

      The Audit Review Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committee’s”), and has discussed with KPMG LLP their independence.

      Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board that the audited financial statements be included in Federated’s Annual Report on Form 10-K for fiscal 2000, filed with the United States Securities and Exchange Commission.

Respectfully submitted,

Marna C. Whittington, Chairperson
Earl G. Graves, Sr.
Sara Levinson
Karl M. von der Heyden

COMPARISON OF TOTAL STOCKHOLDER RETURN

      The following graph compares the cumulative total stockholder return on the common stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Retail Department Store Index for the period from February 3, 1996 through February 3, 2001, assuming an initial investment of $100 and the reinvestment of all dividends, if any.

	Federated		S&P Retail
	Department		Department
	Stores	S&P 500	Stores Index

2/2/96	100.000	100.000	100.000
4/5/96	117.925	103.758	110.084
6/7/96	133.491	107.835	120.524
8/9/96	123.113	106.773	117.439
10/11/96	125.000	114.705	118.449
12/13/96	123.585	119.254	115.239
2/14/97	132.076	133.841	116.313
4/18/97	127.359	127.131	115.340
6/20/97	141.038	151.137	129.415
8/22/97	160.377	156.291	148.049
10/24/97	165.094	161.008	145.616
12/26/97	151.887	161.626	140.325
2/27/98	176.887	182.521	167.802
5/1/98	185.849	196.387	173.489
7/3/98	202.359	201.206	190.887
9/4/98	162.500	171.221	149.036
11/6/98	150.472	203.195	150.006
1/8/99	166.509	231.817	160.016
3/12/99	144.576	238.151	159.536
5/14/99	207.783	246.804	175.192
7/16/99	212.736	262.380	184.554
9/17/99	179.481	248.514	155.717
11/19/99	161.792	269.929	132.120
1/21/00	165.566	278.719	134.057
3/24/00	150.943	299.025	135.407
5/26/00	137.500	265.850	134.488
7/28/00	92.453	277.564	130.923
9/29/00	98.585	281.560	119.719
12/1/00	117.689	257.647	126.265
2/2/01	168.868	265.169	166.608

               Total Return as of February 3, 2001

Federated:	68.9%

S&P 500:	165.2%

S&P Retail Dept. Store Index:	66.6%

STOCKHOLDER PROPOSALS

      Proposals for 2002 Annual Meeting. Stockholders of Federated may submit proposals on matters appropriate for stockholder action at meetings of Federated’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For such proposals to be included in Federated’s proxy materials relating to its 2002 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Federated no later than December 19, 2001.

      Except in the case of proposals made in accordance with Rule 14a-8, the By-Laws require that stockholders intending to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth a description of the business to be brought before the meeting and certain information concerning the stockholder proposing such business, including such stockholder’s name and address, the class and number of shares of Federated’s capital stock that are owned beneficially by such stockholder and any material interest of such stockholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any stockholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to nominate candidates for election as directors. See “Further Information Concerning the Board of Directors — Director Nomination Procedures.”

OTHER MATTERS

      The Board knows of no business which will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

      The cost of preparing, assembling and mailing the proxy material will be borne by Federated. The Annual Report of Federated for fiscal 2000, which is being mailed to the stockholders together herewith, is not to be regarded as proxy soliciting material. Federated may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Federated, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Federated will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Federated has engaged the firm of Georgeson Shareholder Communications, Inc. (“Georgeson”), of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to Federated will not substantially exceed $15,000.

By:	/s/ Dennis J. Broderick

________________________________________ Dennis J. Broderick Secretary

April 18, 2001

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED

PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE
ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE
ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A

AUDIT REVIEW COMMITTEE CHARTER

Overview

      The Audit Review Committee of the Board of Directors will assist the Board in fulfilling the Board’s oversight responsibilities relating to accounting for the Company’s financial position and results of operations, as well as such other matters as may from time to time be specifically delegated to the Committee by the Board.

      While the Audit Review Committee has the powers and responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or reviews or to determine that the Company’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and, to the extent provided by generally accepted auditing standards, the outside auditor. Likewise, it is not the responsibility of the Committee to conduct investigations, to assure that the Company complies with general or specific legal requirements applicable to the Company (including without limitation disclosure requirements generally) or to assure compliance with the Company’s corporate compliance program or code of ethics.

Composition of the Committee

      The Audit Review Committee will be constituted and will carry on its business pursuant to the following procedures:

(a) The Committee will consist of such number of Non-Employee Directors (not less than three nor more than eight) as the Board determines from time to time.

(b) The Board will annually appoint a Chairman of the Committee, who, in consultation with the other members of the Committee, the Company’s outside auditor and appropriate officers of the Company, will be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof.

(c) The Committee will promptly report its activities to the Board and deliver to the Board minutes of Committee meetings, as it deems appropriate.

The Board will make such determinations as it is required to make under applicable rules of the New York Stock Exchange in connection with the appointment of any Director to the Committee and the appointment of the Chairman therefor, including without limitation as to the financial literacy of such Director and, to the extent so required, the accounting or related financial management expertise of at least one such Director.

Outside Auditor

      The outside auditor of the Company is ultimately accountable to the Board and the Audit Review Committee. The Board has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

Specific Functions of the Committee

      The Board has delegated to the Audit Review Committee the following powers and duties:

(a) To recommend to the Board annually, and at other appropriate times, the outside auditor to be retained as the Company’s independent accountants and, in connection therewith, review information furnished to the Committee by management and the outside auditor relating to the professional services to be provided by the outside auditor and the proposed fees therefor, and the independence of the outside auditor from management of the Company, considering, among other things, non-audit services to be provided by the outside auditor;

(b) In connection with the foregoing matters, the Committee is responsible for (1) requesting that management cause the outside auditor to submit on a periodic basis to the Committee a formal written statement delineating all relationships between the outside auditor and the Company consistent with Independence Standards Board Standard No. 1, (2) actively engaging in dialogue with the outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the outside auditor, and (3) recommending that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of such firm’s independence;

(c) To review with the outside auditor its plans for and the scope of its annual audit and other examinations;

(d) To review with the outside auditor its report of its annual audit, or proposed report of its annual audit, including without limitation any matters required to be discussed under applicable accounting requirements, the accompanying management letter, if any, and the reports of the results of such other examinations that the outside auditor may undertake, including without limitation reviews of interim financial statements;

(e) To review with appropriate officers of the Company and the outside auditor the annual financial statements of the Company;

(f) To review with the Controller of the Company (the “Controller”), the General Counsel of the Company (the “General Counsel”) and appropriate members of the staff of the internal auditing department their plans for the scope of their ongoing audit activities, examinations and the results thereof;

(g) To review with the Controller, the General Counsel and appropriate members of their staffs and the staffs of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department;

(h) To review with the outside auditor, the Controller, the General Counsel and appropriate members of their staffs and the staff of the internal auditing department the adequacy of the Company’s internal accounting controls, audit procedures and accounting practices, its financial, audit and accounting organizations and personnel;

(i) To review with the Controller, the General Counsel and the appropriate members of their staffs recommendations made by the outside auditor, as well as such other matters, if any, as such persons may desire to bring to the attention of the Committee; and

(j) To review such other matters in relation to the accounting, audit and financial reporting practices and procedures of the Company as the Committee may deem desirable in connection with the matters described above.

Meetings of the Committee

      The Audit Review Committee will meet at least four times annually, or more frequently as it may determine necessary, in connection with the discharge of its duties herein specified. The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee may meet with management, the outside auditor and others in separate private sessions to discuss any matter that the Committee, management, the outside auditor or such other persons believe should be discussed privately.

Consultants

      The Audit Review Committee may retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company’s expense, special legal, accounting or other consultants to advise and assist it in connection with the discharge of its duties herein specified.

Annual Report

      The Audit Review Committee will cause to be prepared by management and legal counsel a report for inclusion in the Company’s proxy or information statement relating to the annual meeting of security holders at which Directors are to be elected that complies with the requirements of the federal securities laws.

Annual Review of Charter

      The Audit Review Committee will review and reassess, with the assistance of management, the outside auditor and outside legal counsel, the adequacy of the Committee’s charter at least annually.

Instructions for Voting Your Proxy

Federated offers stockholders of record three alternative means of voting proxies:

•By Telephone (using a touch-tone phone)	•Through the Internet (using a browser)	•By Mail (traditional method)

Your telephone or Internet vote authorizes the trustee to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available only for residents of the United States and Canada.

  On a touch tone telephone, call TOLL FREE 1-877-816-0837, 24 hours a day, 7 days a week.
  Enter ONLY the Control Number shown below.
  Have your proxy card ready, then follow the instructions.
  Your vote will be confirmed and cast as you directed.
  The deadline for casting your vote is 5:00 p.m., Eastern time on May 17, 2001.

INTERNET VOTING

  Visit our Internet voting website at http://proxy.georgeson.com.
  Enter Federated’s Number AND the Control Number shown below and follow the instructions on your screen.
  You will incur only your usual Internet charges.
  The deadline for casting your vote is 5:00 p.m., Eastern time on May 17, 2001.
  When you go on-line, you will be given two choices:
  You may simply cast your vote; or
  You may cast your vote and elect to receive your 2002 Annual Meeting material electronically, rather than in print. If you so elect, next year’s annual report, proxy and any other correspondence relating to next year’s Annual Meeting will be delivered to you electronically via e-mail.

VOTING BY MAIL

  Simply mark, sign and date your proxy card and return it in the postage-paid envelope.
  If you are voting by telephone or the Internet, please do not mail your proxy card.

FEDERATED NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

Please mark votes as in this example.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, AND “AGAINST” ITEM 3.

1.	Election of Directors Nominees for a three-year term: Sara Levinson, Joseph Neubauer, Joseph A. Pichler and Karl M. von der Heyden.			2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 2, 2002.	FOR	AGAINST	ABSTAIN

	FOR all nominees listed above	WITHHOLD authority to vote for all nominees listed above	*EXCEPTIONS	3.	To act upon a stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.	FOR	AGAINST	ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space below.) *Exceptions ____________________________________				For purposes of the 2001 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the following box:			Change of Address Mark Here

						Unless voting by telephone or Internet, this proxy should be dated, signed by the stockholder as his or her name appears hereon, and returned promptly in the enclosed envelope, joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.

						Dated:_______________________________________________________, 2001

						_________________________________________________________________
						Signature of Stockholder

						_________________________________________________________________
						Signature of Stockholder

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

FEDERATED DEPARTMENT STORES,INC.

Proxies Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders on May 18,2001

P R O X Y	The undersigned holder of shares of Common Stock of Federated hereby appoints Marna C. Whittington, Karl M. von der Heyden and Ronald W. Tysoe, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Federated to be held at its corporate offices located at 7 West Seventh Street, Cincinnati, Ohio, 45202 at 11:00 a.m., Eastern Daylight Time, on Friday, May 18, 2001, and at any and all postponements and adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED,THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, “AGAINST” ITEM 3, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

(CONTINUED, AND TO BE DATED AND SIGNED,ON THE OTHER SIDE)

Instructions for Voting Your Proxy

Federated offers stockholders of record three alternative means of voting proxies:

•By Telephone (using a touch-tone phone)	•Through the Internet (using a browser)	•By Mail (traditional method)

Your telephone or Internet vote authorizes the trustee to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available only for residents of the United States and Canada.

  On a touch tone telephone, call TOLL FREE 1-877-816-0837, 24 hours a day, 7 days a week.
  Enter ONLY the Control Number shown below.
  Have your proxy card ready, then follow the instructions.
  Your vote will be confirmed and cast as you directed.
  The deadline for casting your vote is 5:00 p.m., Eastern time on May 16, 2001.

INTERNET VOTING

  Visit our Internet voting website at http://proxy.georgeson.com.
  Enter Federated’s Number ANDthe Control Number shown below and follow the instructions on your screen.
  You will incur only your usual Internet charges.
  The deadline for casting your vote is 5:00 p.m., Eastern time on May 16, 2001.
  When you go on-line, you will be given two choices:
  You may simply cast your vote; or
  You may cast your vote and elect to receive your 2002 Annual Meeting material electronically, rather than in print. If you so elect, next year’s annual report, proxy and any other correspondence relating to next year’s Annual Meeting will be delivered to you electronically via e-mail.

VOTING BY MAIL

  Simply mark, sign and date your proxy card and return it in the postage-paid envelope.
  If you are voting by telephone or the Internet, please do not mail your proxy card.

FEDERATED NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

Please mark votes as in this example.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, AND “AGAINST” ITEM 3.

1.	Election of Directors Nominees for a three-year term: Sara Levinson, Joseph Neubauer, Joseph A. Pichler and Karl M. von der Heyden.			2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 2, 2002.		FOR	AGAINST	ABSTAIN

	FOR all nominees listed above	WITHHOLD authority to vote for all nominees listed above	*EXCEPTIONS	3.	To act upon a stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.		FOR	AGAINST	ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space below.) *Exceptions ____________________________________				For purposes of the 2001 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the following box:				Change of Address Mark Here
						Dated: , 2001

						Signature of Participant
						Instructions
						1.	Read the enclosed materials carefully.
						2.	Unless voting by telephone or the Internet, please complete and sign this instruction card, and return it promptly in the enclosed postage paid envelope.
						3.	The tabulator is:	Georgeson Shareholder
								Communications, Inc. c/o Proxyco P.O. Box 1100 New York, NY 10269-0224

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

FEDERATED DEPARTMENT STORES, INC.

To: J.P. Morgan Chase and Co., as Trustee for the Federated Department Stores, Inc. Profit Sharing 401(k) Investment Plan.

P R O X Y	I acknowledge receipt of this Letter to Stockholders, the Notice of Annual Meeting of Stockholders of Federated Department Stores, Inc. to be held on May 18, 2001, and the related Proxy Statement.

As to my proportional interest in any stock of Federated registered in your name, you are directed as indicated on the reverse side as to the matters listed in the form of Proxy solicited by the Board of Directors of Federated.

I understand that if I sign this instruction card on the other side without otherwise indicating my voting instructions, it will be understood that I wish my proportional interest in the shares to be voted in accordance with the recommendations of the Board of Directors of Federated as to Items 1, 2 and 3.

If any such stock is registered in the name of your nominee, the authority and directions herein shall extend to such nominee.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)